Exhibit 5.23

[Letterhead of Robinson, Bradshaw & Hinson, P.A.]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Boulevard
Naperville, Illinois 60563

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

     We have acted as special local counsel to Emcare of North Carolina, Inc., a North Carolina corporation (“Emcare of North Carolina”) and Emcare of South Carolina, Inc., a South Carolina corporation (“Emcare of South Carolina,” and together with Emcare of North Carolina, the “ NC/SC Subsidiary Guarantors,”), in connection with the registration of the 10.75% senior notes due 2011 of Laidlaw International, Inc., a Delaware corporation, formerly known as Laidlaw Investments Ltd. (the “Company”), and guarantees of such senior notes by certain subsidiaries of the Company, including the NC/SC Subsidiary Guarantors. We call your attention to the fact that the Company and the NC/SC Subsidiary Guarantors are regularly represented by outside counsel, other than this firm.

     In connection with this opinion we have examined copies as delivered to us by the Company, of (i) the Indenture dated as of June 3, 2003 between the Company, certain subsidiaries of the Company, including the NC/SC Subsidiary Guarantors, and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of June 18, 2003 (the “Indenture”) and (ii) a form of the Exchange Guarantee (as provided by the Company) to be executed by certain subsidiaries of the Company, including the NC/SC Subsidiary Guarantors, in favor of the Trustee and the Holders of the Notes (as defined in the Indenture) (the “Exchange Guarantee,” and together with the Indenture, the “Opinion Documents”).

     We also have examined a Certificate of Existence regarding Emcare of North Carolina from the North Carolina Secretary of State dated January 5, 2004, Articles of Incorporation of Emcare of North Carolina certified by the North Carolina Secretary of State on January 5, 2004, the Bylaws of Emcare of North Carolina (as provided by the Company), Resolutions of the Sole Director of Emcare of North Carolina and of Emcare of South Carolina, respectively, both dated May 22, 2003 (as provided by the Company) (collectively, the “Resolutions”), a Certificate of Existence regarding Emcare of South Carolina from the South Carolina Secretary of State dated January 6, 2004, Articles of Incorporation of Emcare of South Carolina certified by the South

Laidlaw International, Inc.
Jones Day

     Carolina Secretary of State on January 6, 2004 and the Bylaws of Emcare of South Carolina (as provided by the Company) (collectively, the “Corporate Documents”). In addition we have considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein.

     In rendering the opinions contained herein, we have assumed, among other things, that all documents submitted to us as copies conform with the originals thereof and that the Indenture has been duly executed and delivered as of the date of this opinion by each party thereto other than the NC/SC Subsidiary Guarantors and in the same form as received by us. Without limiting the scope of our opinions expressly stated herein, we otherwise have assumed in rendering the opinions contained herein that the Opinion Documents constitute legal, valid and binding obligations of the parties thereto.

     The opinions set forth herein are limited to matters governed by the laws of the States of North Carolina and South Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. We express no opinion concerning (i) any matter respecting or affected by any laws other than laws that a lawyer in North Carolina or South Carolina, respectively, exercising customary professional diligence would reasonably recognize as being directly applicable to the NC/SC Subsidiary Guarantors, the Opinion Documents or any of them, or (ii) any federal securities laws and regulations and state “Blue Sky” laws and regulations.

     Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that:

     1. Emcare of North Carolina is a corporation in existence under the laws of the State of North Carolina, and Emcare of South Carolina is a corporation in existence under the laws of the State of South Carolina.

     2. Each NC/SC Subsidiary Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Indenture.

     3. Each NC/SC Subsidiary Guarantor has duly authorized the execution, delivery and performance of the Indenture by all necessary corporate action, and each NC/SC Subsidiary Guarantor has duly executed and delivered the Indenture.

     4. Each NC/SC Subsidiary Guarantor has duly authorized the execution and delivery of the Exchange Guarantee.

     The opinions expressed above are subject to the following qualifications and limitations:

     A. In rendering our opinion that Emcare of North Carolina “is a corporation” and “is in existence,” we have relied solely upon a Certificate of Existence regarding Emcare of North

Laidlaw International, Inc.
Jones Day

Carolina from the North Carolina Secretary of State dated January 5, 2004. In rendering our opinion that Emcare of South Carolina “is a corporation” and “is in existence,” we have relied solely upon a Certificate of Existence regarding Emcare of South Carolina from the South Carolina Secretary of State dated January 6, 2004.

     B. In rendering our opinions that each of the NC/SC Subsidiary Guarantors has duly executed and delivered the Indenture and the Guarantee and that each NC/SC Subsidiary Guarantor has authorized the execution, delivery and performance of the Indenture by all necessary corporate action, we have relied solely upon the Officer’s Certificates executed by Emcare of North Carolina and the Officer’s Certificates executed by Emcare of South Carolina.

     C. In rendering the opinions contained herein, we have assumed that each NC/SC Subsidiary Guarantor’s minute books and other corporate documents and records are not inconsistent with, and do not impose any restrictions or obligations in addition to those included in, such NC/SC Subsidiary Guarantor’s Corporate Documents, on which we have relied exclusively in rendering the opinions contained herein.

* * *

     This opinion letter is delivered solely for the benefit of Laidlaw International, Inc. and Jones Day, in connection with the execution, delivery and performance of the Opinion Documents and the transactions contemplated thereby. This opinion letter may not be relied upon in any manner or for any purpose by any other person, nor may any copies be furnished to any other person without the prior written consent of this firm, except that this opinion letter may be filed with the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement on Form S-4 dated as of the date hereof. We also consent to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes of applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

/s/ ROBINSON, BRADSHAW & HINSON, P.A.